Exhibit 10.2
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 9, 2019, by and between United Technologies Corporation, a Delaware corporation (the “Company”), and Thomas A. Kennedy (“Executive”).

WHEREAS, Executive is currently the Chief Executive Officer of Raytheon Company, a Delaware corporation (“Raytheon”); and
WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of Executive following the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of June 9, 2019, entered into by and among Raytheon, the Company and Light Merger Sub, a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Agreement”); and
WHEREAS, Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.
NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.Term. The term of this Agreement shall commence on the Closing Date (as defined in the Merger Agreement) (the “Effective Date”) and shall continue, unless earlier terminated pursuant to Section 5 of this Agreement, through the later of (a) March 31, 2022 and (b) the second anniversary of the Closing Date (the “Term”). Unless otherwise mutually agreed to by the parties, Executive shall retire from employment with the Company at the expiration of the Term. This Agreement shall automatically terminate and be of no force or effect if the Merger Agreement is terminated for any reason without the occurrence of the Closing (as defined in the Merger Agreement).
2.Position and Responsibilities.
(a)During the Term, Executive shall serve as Executive Chairman of the Board of Directors of the Company (the “Board”), and a member of the Board, and shall report solely and directly to the Board.
(b)In his capacity as Executive Chairman, Executive shall devote his best efforts to the performance of the duties and responsibilities customarily incident to such position and shall perform such other duties as may be reasonably assigned by the Board commensurate with his position and as reasonably agreed to by Executive and the Board. Such duties and responsibilities shall in any event include, and otherwise be consistent with, the duties and responsibilities specifically established and approved by the Board and the Board of Directors of Raytheon in connection with their respective approvals of the Merger Agreement on or prior to the date hereof.

(c)Executive’s principal place of employment shall be the Company’s headquarters in the Greater Boston Metro Area.
3.Performance of Duties. Executive shall devote his full business time, attention, and energies to the Company’s business (except for periods of absence occasioned by illness, vacation and reasonable leaves of absence) and shall not engage in consulting work or any business for his own account or for any person, firm or corporation other than the Company. Subject to the Company’s corporate governance policies, during the Term it shall not be a violation of this Agreement for Executive to (a) serve on corporate, civic, or charitable boards or committees or (b) manage personal investments, in each case, so long as this service does not interfere with the performance of his duties with the Company in accordance with this Agreement and complies with applicable provisions of any codes of business conduct and ethics of the Company, as in effect from time to time. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.
4.Compensation.
(a)Salary. During the Term, the Company shall pay Executive an annual base salary of $1,540,864, subject to any upward adjustment made to such amount in the ordinary course of business consistent with past practice prior to the Effective Date, payable in equal installments on the Company’s regularly recurring paydays in accordance with the Company’s normal payroll practice. Increases in annual base salary shall be at the sole discretion of the Board or the compensation committee of the Board (the “Compensation Committee”) and the annual base salary shall not be reduced after any such increase. The base salary as determined herein and increased from time to time shall constitute “Base Salary” for purposes of this Agreement.
(b)Annual Bonus Incentive Program.
(i) With respect to each fiscal year of the Company during the Term, Executive shall be entitled to participate in the Company’s annual cash incentive bonus program established for the Company’s executives (such bonus program, as in effect from time to time, the “Bonus Program”). Executive’s target annual bonus opportunity under the Bonus Program shall be no less than 200% of Executive’s Base Salary. Executive’s annual bonus under the Bonus Program shall be earned based upon objectives established by the Compensation Committee with respect to each fiscal year of the Company. Any annual bonus earned with respect to any fiscal year during the Term shall be paid to Executive consistent with the Company’s prevailing bonus payment practices, but no later than March 15 following the end of such fiscal year.
(ii) Notwithstanding the foregoing, for the year in which the Effective Date occurs, Executive’s annual cash incentive bonus shall consist of: (A) a pro-rated portion of the bonus for the period that occurs prior to the Effective Date through and including the Effective Date, determined in accordance with the terms of the Raytheon Results-Based Incentive Plan as in effect immediately prior to the Effective Date, based on actual performance during the period from the first day of such year through the latest practicable date prior to the Effective Date (as determined by the Management Development and Compensation Committee of the Board of Directors of Raytheon prior to the Effective Date); plus (B) a pro-rated portion of the bonus for the period beginning the day following the date of the Effective Date through the end of the year, paid (x) in accordance with the Bonus Program based on the actual achievement levels of the performance goals established by the Compensation Committee after the Effective Date or (y) based on the greater of target or the payout, as a percentage of target, determined under clause (ii)(A) to the extent that the Compensation Committee does not establish performance goals for such period.
(c)Long-Term Incentive and Equity Awards. Executive shall be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the Term for which employees are generally eligible. For each fiscal year of the Term, the Company shall grant Executive annual equity awards with an aggregate target grant date value equal to or greater than $10,500,000. The form and terms and conditions of Executive’s annual equity awards will be determined by the Compensation Committee and will be no less favorable than those applicable to equity awards granted to any other executive officer of the Company.
(d)Reimbursement of Expenses. In accordance with established policies and procedures of the Company as in effect from time to time, the Company shall pay or reimburse Executive for all reasonable and actual out-of-pocket expenses, including, but not limited to, travel, hotel, and similar expenses, incurred by Executive from time to time in performing his obligations under this Agreement. Any reimbursement of Executive’s expenses made by the Company pursuant to this Agreement shall be payable in the normal business course in accordance with the Company’s expense reimbursement policy.
(e)Other Benefits. During the Term, Executive shall be entitled to such other employee benefits and perquisites, including, but not limited, to life insurance, medical and hospitalization, use of Company aircraft, leased car allowance and/or driver, disability, and retirement benefits, as may be provided by the Company and as may be amended from time to time, consistent with the benefits and perquisites provided to other executive officers of the Company; provided, however, that (i) Executive’s use of the Company aircraft and the Company’s vehicle policy (including Executive’s use of a driver) shall be on terms no less favorable than those provided to Executive by Raytheon immediately prior to the Effective Date (or if more favorable, as provided to any other executive officer of the Company) and (ii) the remaining perquisites provided to Executive shall be no less favorable, in the aggregate, than the perquisites in effect for Executive at Raytheon immediately prior to the Effective Date (or if more favorable, as provided to any other executive officer of the Company).

5.Employment Termination.
(a)Termination of Employment. Subject to the terms of this Section 5, either the Company or Executive can terminate Executive’s employment at any time for any or no reason. Notwithstanding anything to the contrary, during the Term, the affirmative written approval of members of the Board representing at least 75% of the then serving independent members of the Board shall be required to bring before any meeting of the Board (whether organizational, stated, special or otherwise) the termination of Executive’s employment with the Company for any reason as an item of business to be transacted at such meeting (or to present the termination of Executive’s employment for any reason as an item of business to be transacted pursuant to action by written consent of the Board), or to validly include the termination of Executive’s employment as an item of business in any notice of any such meeting. Upon Executive’s termination of employment for any reason, Executive shall be entitled to receive, within 30 days following the date of termination (subject to any applicable deferral election), a cash payment equal to the sum of (1)  Executive’s accrued Base Salary through the date of termination, (2) any annual incentive bonus earned by Executive under the Bonus Program for a performance period that was completed prior to the date of termination, and (3) any business expenses incurred by Executive that are unreimbursed as of the date of termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”).
(b)Qualifying Termination. If, during the Term, (i) the Company terminates Executive’s employment for any reason other than for Cause or due to Executive’s death or disability (within the meaning of the Company’s long-term disability plan applicable to Executive), or (ii) Executive resigns for Good Reason (each of clauses (i) and (ii), a “Qualifying Termination”), then Executive shall be entitled to receive the severance benefits set forth in Section 5(c), conditioned upon Executive’s execution and delivery of a general release of claims in favor of the Company (which release shall not include any additional restrictive covenants) on the Company’s standard form, and such release becoming effective and irrevocable no later than the 30th day following the Qualifying Termination. The Company shall provide Executive with the form of release no later than two days after the Qualifying Termination.
(c)Severance Benefits. The severance benefits due upon a Qualifying Termination shall consist of the following, with cash payments pursuant to clauses (i) and (ii) payable, subject to any applicable deferral election in the case of clause (ii), on the date that is six months following the date of termination due to a Qualifying Termination:
(i) a lump sum cash payment equal to the product of (A) the sum of (1) Executive’s Base Salary (disregarding any reduction thereto that serves as a basis for Executive’s resignation for Good Reason), and (2) the greater of (x) Executive’s annual bonus earned for the fiscal year immediately prior to the Effective Date and (y) Executive’s target annual bonus established for the fiscal year in which a Qualifying Termination occurs or, if not yet established, the target annual bonus for the prior fiscal year (disregarding any reduction thereto that serves as a basis for Executive’s resignation for Good Reason), provided that such target annual bonus shall not be less than 200% of Base Salary, multiplied by (B) three (3);
(ii) a lump sum cash payment equal to the product of (A) Executive’s target annual bonus established for the fiscal year in which the Qualifying Termination occurs or, if not yet established, the target annual bonus for the prior fiscal year (disregarding any reduction thereto that serves as a basis for Executive’s resignation for Good Reason), provided that such target annual bonus shall not be less than 200% of Base Salary, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the first day of the fiscal year in which the Qualifying Termination occurs to the Qualifying Termination, and the denominator of which is 365;
(iii) (A) with respect to Company equity awards granted prior to the Effective Date and held by Executive as of the Qualifying Termination, Executive’s Qualifying Termination shall be treated as an “Involuntary Termination” as such term is used in the award agreements applicable to such awards (subject to the modification to such term described in Section 4(e)), and (B) with respect to Company equity awards granted after the Effective Date and held by Executive as of the Qualifying Termination, Executive’s Qualifying Termination shall be treated as a retirement for purposes of the applicable terms and conditions, and any minimum holding period that would otherwise apply as a condition to vesting upon retirement shall be waived; and
(iv) for the period of 12 months (the “Benefit Continuation Period”) following the Qualifying Termination, the Company shall continue to provide to Executive (and Executive’s dependents who were covered by healthcare benefit coverage from the Company as of immediately prior to the date of termination, if any (the “eligible dependents”)), without any requirement for Executive (or the eligible dependents) to pay a monthly premium, healthcare benefit coverage (including medical, prescription, dental, vision, basic life, employee assistance program coverage, and annual executive physicals) at least equal to the coverage that would have been provided to Executive (and Executive’s eligible dependents, if any) if Executive had continued employment with the Company during the Benefit Continuation Period; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive any of the types of healthcare benefits under another employer-provided plan, the healthcare benefit coverage that is duplicative of the type of coverage provided hereunder shall cease. Executive shall promptly notify the Company that Executive has become eligible to receive healthcare benefits under another employer-provided plan. The period for providing continuation coverage under the group health plans of the Company and its affiliates as described in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., “COBRA” continuation benefits)

shall commence upon the expiration of the Benefits Continuation Period (or, if earlier, upon the cessation of the healthcare benefits coverage provided hereunder). For purposes of determining eligibility (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to any applicable plans, practices, programs, and policies of the Company, Executive shall be considered to have remained employed during the Benefit Continuation Period and to have retired on the last day of such period.
(d)Cause. For purposes of this Agreement and for purposes of all Company equity awards held by Executive, “Cause” means Executive’s:
(i) willful and continued failure to perform substantially Executive’s duties with the Company pursuant to this Agreement after the Company delivers to Executive written demand for substantial performance specifically identifying the manner in which Executive has not substantially performed Executive’s duties;
(ii) conviction of a felony; or
(iii) willfully engaging in illegal conduct or gross misconduct (including a willful and material violation of the code of business conduct and ethics of the Company, as in effect from time to time), which is materially and demonstrably injurious to the Company.
For purposes of this Section 5(d), no act or omission by Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board, or advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company. For purposes of subsections (i) and (iii) above, Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the Board in compliance with the process set forth in Section 5(a) (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subsection (i) or (iii) above and specifying the particulars thereof in detail.

(e)Good Reason. For purposes of this Agreement and for purposes of all Company equity awards held by Executive that were granted to Executive prior to the Effective Date, “Good Reason” (and any term of similar import used in the terms and conditions applicable to such equity awards, including “Involuntary Termination”) means any breach by the Company of a material provision of this Agreement, including, without limitation:

(i) a diminution of Executive’s duties or responsibilities, authorities, powers or functions, including ceasing to serve in the positions contemplated by this Agreement or the assignment to Executive of any duties inconsistent with Executive’s positions (including offices, titles and reporting requirements), authority, powers, functions, duties or responsibilities as contemplated by Section 2 of this Agreement;
(ii) requiring Executive (A) to be based at any office or location in excess of 50 miles from the Greater Boston Metro Area or (B) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Time;
(iii) reducing Executive’s Base Salary;
(iv) reducing Executive’s incentive opportunities as described in Sections 4(b) and 4(c) of this Agreement; and
(v) failing to maintain Executive’s benefits and perquisites as described in this Agreement.
Executive’s resignation from employment shall not constitute a resignation for “Good Reason” as defined above unless (A) Executive has first delivered to the Company, not later than 90 days after the initial occurrence of the event or circumstance underlying Executive’s claim that Good Reason exists, a written notice of termination indicating Executive’s intention to resign for Good Reason and describing in reasonable detail the event that Executive believes to constitute Good Reason, (B) the Company has not cured such event or circumstance within 30 days after its receipt of such written notice and (C) Executive actually resigns within 30 days after the expiration of such cure period.
(f)Section 280G.
(i) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive’s employment with the Company (“Payment”), would constitute a “parachute payment” within the meaning of Section 280G of the Code, and would, but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (A) delivered in full or (B) delivered in such amount that no portion of the Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).
(ii) All determinations required to be made under this Section 5(d), including whether and to what extent the Payment shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a national independent accounting firm registered with the Public Company Accounting

Oversight Board as shall be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Executive and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. For purposes of making the calculations required by this Section 5(e), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.
(iii) To the extent any reduction of the Payment becomes necessary pursuant to this Section 5(e), payments or benefits included in the Payment shall be reduced or eliminated by applying the following principles in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order or reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Payment (on the basis of the relative present value of the parachute payments).
6.Resignation as a Member of the Board of Directors. In all cases of termination of Executive’s employment, including upon the expiration of this Agreement (if applicable), unless otherwise agreed to in writing, Executive shall be deemed to have contemporaneously resigned from his position as a member of the Board and any other position he then holds with the Company or any of its subsidiaries or other entities controlled by, controlling, or under common control with, the Company (“Affiliated Entities”) and shall execute any documentation reasonably required by the Company in order to effectuate such resignation.
7.Cooperation in Proceedings. In all cases of termination of Executive’s employment, including upon Executive’s termination of employment upon the expiration of this Agreement, unless otherwise agreed to in writing, Executive agrees to cooperate with the Company and its Affiliated Entities with respect to any litigation or administrative proceedings involving any matters with which Executive was involved during Executive’s employment with the Company. Such cooperation shall be at such time or times requested by the Company upon reasonable advance notice to Executive and the Company shall cover any reasonable out-of-pocket expenses of Executive in so cooperating.
8.Restrictive Covenants.
(a)Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information (as defined below). At all times, both during Executive’s employment with the Company and after its termination, Executive shall keep in confidence and trust all such Confidential Information, and shall not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. Upon receipt of any such order, Executive shall promptly provide written notice to the Company of any such order, and shall consult with and assist the Company in seeking a protective order or request for other appropriate remedy. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934). As used in this Agreement, “Confidential Information” means information belonging to the Company that is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management or Board of the Company. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under this Section 8.
(b)To further ensure the protection of the Confidential Information, Executive agrees that, for a period of one year after Executive’s date of termination of employment, including upon Executive’s termination of employment upon the expiration of this Agreement, Executive shall not accept employment with or provide services in any form to (including serving as a director, partner or founder, or entering into a consulting relationship or similar arrangements) a business that (i) competes, directly or indirectly, with any of the Company’s principal business units as of the date of termination; or (ii) is a material customer of or a material supplier to any of the Company’s businesses as of the date of termination (a “Competitive Business”); provided that it shall not be considered a breach of this Agreement for Executive to be a passive owner of not more than 5% of the outstanding stock or other securities or interests of a corporation or other entity that is a Competitive Business, so long as Executive has no direct or indirect active participation in the business or management of such corporation or entity.

(c)Executive agrees that, for a period of two years after Executive’s date of termination of employment, including upon Executive’s termination of employment upon the expiration of this Agreement, Executive shall not, directly or indirectly: (i) solicit any individual who is, at the time of such solicitation (or was during the three-month period prior to the date of such solicitation), employed by the Company or one of its Affiliated Entities with whom Executive had direct contact (other than incidental) during the two-year period prior to the date of termination to terminate or refrain from rendering services to the Company or its Affiliated Entities for the purpose of becoming employed by, or becoming a consultant to, any individual or entity other than the Company or its Affiliated Entities, or (ii) induce or attempt to induce any current customer, investor, supplier, licensee, or other business relation of the Company or any of its Affiliated Entities with whom or which Executive had direct contact (other than incidental) during the two-year period prior to the date of termination (“Customer”) to cease doing business with the Company or its Affiliated Entities, or in any way interfere with the relationship between any such Customer, on the one hand, and the Company or any of its Affiliated Entities, on the other hand.
(d)Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by Executive of Sections 8(a), (b), or (c), that in any event money damages would be an inadequate remedy for any such breach and that the Company and its Affiliated Entities would be irreparably injured by any such breach. Accordingly, Executive agrees that the Company shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief, restraining Executive from any actual or threatened material breach of any of Sections 8(a), (b), or (c) of this Agreement without showing or proving any actual damage to the Company.
(e)To the extent that any court action is permitted consistent with or to enforce Section 8(a) of this Agreement, the parties hereby consent to the jurisdiction of the State of Delaware and the United States District Court for the District of Delaware. Accordingly, with respect to any such court action, Executive (i) submits to the personal jurisdiction of such courts; (ii) consents to service process; and (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
9.Dispute Resolution.
(a)Subject to Section 8(e), Executive shall have the right to have settled by arbitration any dispute or controversy arising in connection herewith. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in a location selected by Executive. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company in accordance with Section 9(b) hereof.
(b)The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
(c)This arbitration provision does not limit Executive’s right to file an administrative charge with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any state agency charged with the enforcement of fair employment practice laws.

10.Miscellaneous.
(a)Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between Executive and the Company with respect to the subject matter hereof, including the Change in Control Severance Agreement, dated March 31, 2014, between Executive and Raytheon, as amended to date, and constitutes the entire agreement of the parties with respect thereto.
(b)Modification. This Agreement shall not be varied, altered, modified, cancelled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties.
(c)Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.
(d)Tax Withholding. The Company may withhold all Federal, state, city or other taxes required pursuant to any law or governmental regulation or ruling.
(e)Binding Effect. This Agreement shall bind and inure to the benefit of each of the parties and their respective heirs, successors, administrators, executors, and assigns.
(f)Governing Law. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
(g)Notice. Any notices, requests, demands, or other communications required by or provided for in this Agreement shall be sufficient if in writing and (i) if addressed to Executive, delivered personally to Executive, or sent by registered or certified mail to Executive at the last address Executive has filed in writing with the Company or by electronic mail to Executive’s Company email address prior to the date of termination of Executive’s employment, or thereafter to the email address provided by Executive to the Company, or (ii) if addressed to the Company, delivered personally to the General

Counsel of the Company or sent by registered or certified mail to the Company at its principal office, or by electronic mail to the Company’s General Counsel at such individual’s Company email address.
(h)Compliance with Company Policies. Executive acknowledges and agrees that Executive will be subject to all applicable compensation and benefit and governance policies of the Company applicable to executive officers, as in effect from time to time (including, for the avoidance of doubt, any applicable policy related to the recoupment of incentive compensation).

(i)Section 409A.

(i) General. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code.
(ii) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (B) the reimbursement of eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that Executive shall have submitted an invoice for such fees and expenses at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to Executive under this Agreement during the six-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A of the Code) because of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following Executive’s separation from service, to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate within 30 days following Executive’s death.
(j)No Mitigation or Offset. The Company’s obligation to provide the payments and benefits under this Agreement and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under Section 5(c) of the Agreement, and, except as provided in Section 5(c)(iv) regarding healthcare benefits, no payments or benefits received from other employment shall serve to mitigate the payments and benefits hereunder.

(k)Survival. Any provision of this Agreement that by its terms continues after the expiration of the Term or the termination of Executive’s employment shall survive in accordance with its terms.

(l)Counterparts; Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy. The facsimile copies so signed shall constitute originally signed copies of the same consent requiring no further execution.
[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

UNITED TECHNOLOGIES CORPORATION

By: /s/ Charles D. Gill
    Name: Charles D. Gill
    Title: Executive Vice President and
    General Counsel

EXECUTIVE
/s/ Thomas A. Kennedy
Thomas A. Kennedy

[SIGNATURE PAGE TO EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT]